EXHIBIT 23.2
The Board of Directors
Willbros Group, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 of Willbros Group, Inc. of our report dated November 21, 2005, before the effects of the adjustment to retrospectively apply the change in accounting related to the discontinued operations as described in Note 2, and the change in reportable operating segments as described in Note 12, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2004 which report appear in the current report on Form 8-K of Willbros Group, Inc. dated October 16, 2007, and the related financial statement schedule, which report appears in the annual report on Form 10-K of Willbros Group, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.
/s/ KPMG LLP
Houston, Texas
November 2, 2007